1

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                   EXCHANGE ACT OF 1934 (AMENDMENT NO.    )


Filed by the Registrant  /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:

/ /   Preliminary Proxy Statement             / /  Confidential, for Use of the
                                                   Commission Only (as permitted
                                                   by Rule 14a-6(a)(2)
/X/   Definitive Proxy Statement
/ /   Definitive Additional Materials
/ /   Soliciting Material Pursuant to
      sec. 240.14a-12


                                  VERITY, INC.

- -----------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)
- -----------------------------------------------------------------------------

        (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/   $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
      or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      (1)  Title of each class of securities to which transaction applies:

      (2)  Aggregate number of securities to which transaction applies:

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

      (4)  Proposed maximum aggregate value of transaction:

      (5)  Total fee paid:

      Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)  Amount Previously Paid:

          -

      (2)  Form, Schedule or Registration Statement No.:

          -

      (3)  Filing Party:

          -

      (4)  Date Filed:

          -

                                  [VERITY LOGO]

                                 894 ROSS AVENUE
                               SUNNYVALE, CA 94089


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD SEPTEMBER 16, 1996

To the Stockholders of Verity, Inc.:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Verity, Inc. (the "Company") will be held on Monday, September 16, 1996, at 11:00 a.m. at the Sheraton Four Points Hotel, 1100 N. Mathilda Avenue, Sunnyvale, California, for the following purposes:

         1. To elect two (2) members of the Board of Directors to hold office until the 1999 Annual Meeting of Stockholders and until their respective successors are elected and qualified;

         2. To consider and vote upon a proposal to amend the 1995 Stock Option Plan (the "Option Plan") of the Company to increase the number of shares of Common Stock of the Company authorized for issuance thereunder from 2,910,836 shares to 3,310,836 shares;

         3. To consider and vote upon a proposal to amend the 1995 Employee Stock Purchase Plan (the "Purchase Plan") of the Company to increase the number of shares of Common Stock of the Company authorized for issuance thereunder from 250,000 shares to 500,000 shares;

         4. To vote upon a proposal to ratify the appointment of Coopers & Lybrand LLP as the Company's independent public accountants for the year ending May 31, 1997; and

         5. To transact such other business as may properly come before the meeting.

         Stockholders of record at the close of business on August 15, 1996 are entitled to notice of, and to vote at, this meeting and any adjournments thereof. For ten days prior to the meeting, a complete list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose relating to the meeting during ordinary business hours at the principal office of Verity, Inc.

                               By Order of the Board of Directors


                               /s/ Philippe F. Courtot
                               PHILIPPE F. COURTOT
                               Chairman of the Board and Chief Executive Officer

Sunnyvale, California
August 16, 1996

STOCKHOLDERS ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. PROXIES ARE REVOCABLE, AND ANY STOCKHOLDER MAY WITHDRAW HIS OR HER PROXY PRIOR TO THE TIME IT IS VOTED, OR BY ATTENDING THE MEETING AND VOTING IN PERSON.

                                  VERITY, INC.
                                 894 ROSS AVENUE
                               SUNNYVALE, CA 94089

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

                                 AUGUST 16, 1996

         The accompanying proxy is solicited by the Board of Directors of Verity, Inc., a Delaware corporation (the "Company"), for use at the 1996 Annual Meeting of Stockholders to be held September 16, 1996, or any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. The date of this Proxy Statement is August 16, 1996, the approximate date on which this Proxy Statement and the accompanying form of proxy were first sent or given to stockholders.

                               GENERAL INFORMATION

         Annual Report. An annual report for the year ended May 31, 1996, is enclosed with this Proxy Statement.

         Voting Securities. Only stockholders of record as of the close of business on August 15, 1996 will be entitled to vote at the meeting and any adjournment thereof. As of that date, there were 10,776,838 shares of Common Stock of the Company, par value $.001 per share, issued and outstanding. Stockholders may vote in person or by proxy. Each holder of shares of Common Stock is entitled to one vote for each share of stock held on the proposals presented in this Proxy Statement. The Company's bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting.

         Solicitation of Proxies. The cost of soliciting proxies will be borne by the Company. In addition to soliciting stockholders by mail through its regular employees, the Company may request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have stock of the Company registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. The Company may use the services of its officers, directors, and others to solicit proxies, personally or by telephone, without additional compensation.

         Voting of Proxies. All valid proxies received prior to the meeting will be voted. All shares represented by a proxy will be voted, and where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal. A stockholder giving a proxy has the power to revoke his or her proxy, at any time prior to the time it is voted, by delivery to the Secretary of the Company of a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.

           STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information, as of July 31, 1996, with respect to the beneficial ownership of the Company's Common Stock by
(i) each director of the Company, (ii) the Chief Executive Officer, the three other highest compensated executive officers of the Company whose salary and bonus for the year ended May 31, 1996 exceeded $100,000 and two former executive officers whose salary and bonus for the year ended May 31, 1996 exceeded $100,000 but who were not executive officers at May 31, 1996 (the "Named Executive Officers"), (iii) all directors and executive officers of the Company as a group, and (iv) each person known by the Company to own more than 5% of the Company's Common Stock.


                                                                  Shares Beneficially
Beneficial Owners (1)                                                    Owned
- ---------------------                                            ---------------------
                                                                  Number       Percent
                                                                 ---------     -------
5% STOCKHOLDERS

Amerindo Investment Advisors and Affiliates (2)...............   2,023,274      18.8%
    One Embarcadero Center, Suite 2300
    San Francisco, California 94111

Essex Investment Management Company (3).......................     725,180       6.7%
    125 High Street
    Boston, Massachusetts 02110

OFFICERS AND DIRECTORS

Philippe F. Courtot (4).......................................     845,196       7.8%

Donald C. McCauley (5)........................................     124,520       1.2%

Susan P. Barsamian (6)........................................      51,075        *

John W. Lehman (7)............................................     108,789       1.0%

Steven M. Krausz .............................................         500        *

Anthony J. Bettencourt (8)....................................      89,684        *

Christopher Helgeson (9)......................................      51,668        *

Stephen A. MacDonald (10).....................................      13,700        *

Charles P. Waite, Jr. (11)....................................     266,318       2.5%

All officers and directors as a group (8 persons) (12)........   1,627,229      14.7%

- -----------------------

*        Represents less than one percent.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or warrants held by that person that are currently exercisable, or become exercisable within 60 days following July 31, 1996, are deemed outstanding. However, such shares are not deemed outstanding for purposes of computing the percentage ownership of any other person. All options held by the individuals named in the table are immediately exercisable, subject to a right of repurchase in favor of the Company for all exercised unvested shares. Except as indicated in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws. Unless otherwise indicated, the individuals in the table may be contacted c/o Verity, Inc., 894 Ross Avenue, Sunnyvale, CA 94089.

(2)      As reported to the Company by the Stockholder.

(3)      As reported to the Company by the Stockholder.

(4) Includes 22,100 shares issuable upon exercise of options. Includes 18,878 shares subject to a right of repurchase in favor of the Company which lapses over time. Includes 40,000 shares held by Mai Courtot, a family member of Mr. Courtot.

(5) Includes 50,100 shares issuable upon exercise of options. Includes 27,500 shares subject to a right of repurchase in favor of the Company which lapses over time.

(6) Includes 5,000 shares held by a trust for the benefit of Ms. Barsamian's husband. Ms. Barsamian disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein which she may have. Ms. Barsamian was Vice President, Marketing, of the Company until February 1996; she is no longer an employee of the Company.

(7) Mr. Lehman was Vice President, International Operations, of the Company until April 1996; he is no longer an employee of the Company.

(8)      Includes 89,684 shares issuable upon exercise of options.

(9) Mr. Helgeson was Vice President, Research and Development, of the Company during the fiscal year ended May 31, 1995; he is no longer an employee of the Company.

(10) Includes 7,000 shares issuable upon exercise of options. In addition, includes 2,210 shares held by Mr. MacDonald as the trustee of a family trust. As trustee, Mr. MacDonald may be deemed to be the beneficial owner of such shares, but Mr. MacDonald disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(11) Includes 166,666 shares held by Olympic Venture Partners III, L.P., 94,555 shares held by Olympic Venture Partners II and 5,097 shares held by OVP III Entrepreneurs Fund. Mr. Waite, as general partner of Olympic Venture Partners, may be deemed to beneficially own such shares, but Mr. Waite disclaims beneficial ownership of all such shares except to the extent of his pecuniary interest therein.

(12) Includes 243,884 shares issuable upon exercise of options. Also includes 46,378 shares subject to a repurchase right in favor of the Company which lapses over time.

                              ELECTION OF DIRECTORS

         The Company has a classified Board of Directors consisting of two Class I directors (Steven M. Krausz and Charles P. Waite, Jr.), one Class II Director (Stephen A. MacDonald), and one Class III director (Philippe F. Courtot), who will serve until the Annual Meetings of Stockholders to be held in 1996, 1997 and 1998, respectively, and until their respective successors are duly elected and qualified. At each Annual Meeting of Stockholders, directors are elected for a full term of three years to succeed those directors whose terms expire on the Annual Meeting dates.

         Management's nominees for election at the Annual Meeting of Stockholders to Class I of the Board of Directors are Steven Mr. Krausz and Charles P. Waite, Jr. If elected, the nominees will serve as directors until the Company's Annual Meeting of Stockholders in 1999, and until their successors are elected and qualified. If either nominee declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although Management knows of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as Management may designate.

         If a quorum is present and voting, the two nominees for Class I director receiving the highest number of votes will be elected as Class I directors. Abstentions and shares held by brokers that are present, but not voted because the brokers were prohibited from exercising discretionary authority, i.e., "broker non-votes," will be counted as present for the purposes of determining if a quorum is present.

         The tables below sets forth for the current directors, including the Class I nominees to be elected at this meeting, certain information with respect to age and background.


            NAME                    POSITION WITH THE COMPANY              AGE          DIRECTOR SINCE
            ----                    -------------------------              ---          --------------
Class I directors to be elected at the 1996 Annual Meeting of Stockholders:

Steven M. Krausz                            Director                        41               1988


Charles P. Waite, Jr.                       Director                        41               1988

Class II director to be elected at the 1997 Annual Meeting of Stockholders:

Steven A. MacDonald                         Director                        50               1988

Class III director to be elected at the 1998 Annual Meeting of Stockholders.

Philippe F. Courtot                  Chairman of the Board,                 51               1993
                                   President, Chief Executive
                                      Officer and Director


         Steven M. Krausz has been a General Partner of U.S. Venture Partners III, U.S.V. Entrepreneur Partners and BHMS Partners III since 1985. Mr. Krausz is also a director of Photon Dynamics, Inc.

         Charles P. Waite, Jr. has been a General Partner of Olympic Venture Partners II and a Vice President of Northwest Venture Services Corp. since 1987 and a General Partner of Olympic Venture Partners III since 1994. Mr. Waite is also a director of CellPro Incorporated.

         Stephen A. MacDonald has served as President and Chief Executive Officer of Active Software since May 1996. From 1983 to 1996, Mr. MacDonald was employed by Adobe Systems Incorporated, where he served most recently as Senior Vice President and Chief Operating Officer. Mr. MacDonald is a director of Network Computing Devices, Inc.

         Philippe F. Courtot joined the Company in August 1993 as President and Chief Executive Officer, and was elected Chairman of the Board in August 1995. Prior to joining the Company, Mr. Courtot served as Executive Vice President and General Manager of cc:Mail, a division of Lotus Development Corporation, from May 1991 to June 1992 and as President and Chief Executive Officer of cc:Mail from March 1989 to May 1991. From June 1992 to August 1993, Mr. Courtot worked as an independent consultant on discrete projects and also served as a member of the Board of Directors for two private, high-technology companies. From July 1987 to January 1989, Mr. Courtot served as Executive Vice President and General Manager of Radiology Division, ADAC Laboratories. Prior to that time, Mr. Courtot served as Chief Executive Officer of Thomson-CGR Medical, a producer of radiology and magnetic resonance imaging equipment.

         During fiscal 1996, the Board held twelve meetings. No director serving on the Board in 1996 attended fewer than 75% of such meetings of the Board and the Committees on which he serves.

         The Company has an Audit Committee and a Compensation Committee.

         The Audit Committee's function is to review with the Company's independent accountants and management the annual financial statements and independent accountants' opinion, review the scope and results of the examination of the Company's financial statements by the independent accountants, approve all professional services and related fees performed by the independent accountants, recommend the retention of the independent accountants to the Board, subject to ratification by the stockholders, and periodically review the Company's accounting policies and internal accounting and financial controls. The members of the Audit Committee are Messrs. Krausz and Waite. During fiscal 1996, the Audit Committee held two meetings.

         The Compensation Committee's function is to review and establish salary levels for executive officers, including the Chief Executive Officer, and certain other management employees and to grant stock options. The members of the Compensation Committee are Messrs. Krausz and Waite. During fiscal 1996, the Compensation Committee held four meetings. For additional information concerning the Compensation Committee, see "REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION."

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

         The following summary compensation table sets forth the compensation paid by the Company during the fiscal year ended May 31, 1996 to the Named Executive Officers:

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG TERM
                                                                                   COMPENSATION
                                                                                   ------------
                                                  ANNUAL COMPENSATION                 AWARDS
                                           ---------------------------------       ------------
                                                                                    SECURITIES
                                                                                    UNDERLYING          ALL OTHER
NAME AND PRINCIPAL POSITION                YEAR        SALARY         BONUS           OPTIONS         COMPENSATION(1)
- ---------------------------                ----       --------      --------       ------------       ---------------
Philippe F. Courtot....................    1996       $225,000            --          22,100              $1,152
President and Chief Executive              1995        221,250            --              --               1,152
Officer

Donald C. McCauley.....................    1996        139,154            --          50,100                 408
Vice President and Chief                   1995        145,779(2)         --          60,000                  --
Financial Officer (3)

Anthony J. Bettencourt.................    1996         98,538      $120,363         100,100                 204
Vice President, Sales                      1995                                           --                  --

Christopher Helgeson(4)................    1996        143,281            --         150,100                 460
                                           1995             --            --              --                  --

Former Officers:

Susan P. Barsamian(5)..................    1996        117,629        16,231           5,100                 187
                                           1995        114,322        36,998          50,000                 221

John W. Lehman(6)......................    1996         75,801        43,286             100                 665
                                           1995         89,600        55,541              --                 585

- ---------------------

(1) Represents premiums paid on behalf of the Named Executive Officers for life insurance coverage in excess of a base amount of $50,000 in coverage.

(2) Includes $141,625 paid to Mr. McCauley for his services as a consultant to the Company prior to his engagement as a full time employee of the Company.

(3) Mr. McCauley served as Chief Financial Officer of the Company on a consulting basis until May 1995, at which time he joined the Company as an employee and was elected a Vice President.

(4) Mr. Helgeson was Vice President, Research and Development, of the Company until July 1996; he is no longer an employee of the Company.

(5) Ms. Barsamian was Vice President, Marketing, of the Company until February 1996; she is no longer an employee of the Company.

(6) Mr. Lehman was Vice President, International Operations, of the Company until April 1996; he is no longer an employee of the Company.

         The following table provides information concerning grants of options to purchase the Company's Common Stock made during the fiscal year ended May 31, 1996 to the Named Executive Officers:

                        OPTION GRANTS IN FISCAL 1996 (1)

                                                                                  POTENTIAL REALIZABLE
                                        % OF TOTAL                                  VALUE AT ASSUMED
                           NUMBER OF      OPTIONS                                   ANNUAL RATES OF
                           SECURITIES     GRANTED                                     STOCK PRICE
                           UNDERLYING    EMPLOYEES    EXERCISE                      APPRECIATION FOR
                            OPTIONS      IN FISCAL   PRICE PER    EXPIRATION         OPTION TERM(2)
                                                                               -------------------------
NAME                       GRANTED(3)      1996        SHARE         DATE          5%             10%
- ----                       ----------     ------       -----      ----------   ----------     ----------
Philippe F. Courtot         22,100         1.3%        $13.20       10/5/05    $  183,461     $  464,927

Donald C. McCauley             100            *         12.00       10/5/05           755          1,912
                            50,000          2.9         34.75        2/6/06     1,092,704      2,769,128

Anthony J. Bettencourt      50,000          2.9          2.00       6/23/05        62,889        159,374
                               100            *         12.00       10/5/05           755          1,912
                            50,000          2.9         34.75        2/6/06     1,092,704      2,769,128

Christopher Helgeson       100,000          5.8          1.50       6/10/05        94,334        239,061
                               100            *         12.00      10/05/05           755          1,912
                            50,000          2.9         34.75       2/06/06     1,092,704      2,769,128

Former Officers:

Susan P. Barsamian           5,000            *          1.50       6/10/05         4,717         11,953
                               100            *         12.00       10/5/05           755          1,912

John W. Lehman                 100            *         12.00      10/05/95           755          1,912

- ----------------------

*Less than 1%

(1) All options granted in fiscal 1996 were granted under the Company's 1995 Stock Option Plan. Under such plan, the Board of Directors retains discretion to modify the terms, including the price, of outstanding shares. Options granted under that plan are immediately exercisable, subject to a right of repurchase in favor of the Company for all exercised unvested shares. Generally, 12.5% of the options granted to new employees become vested six months after the initial vesting date, and 2.083% of the options vest upon completion of each succeeding full month of continuous employment with the Company. Additional options granted to continuing employees generally vest at the rate of 2.083% per month for 48 months following the date of grant. All options were granted at fair market value as determined by the Board of Directors of the Company on the date of grant. See " -- Termination and Change of Control Arrangements".

(2) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The assumed 5% and 10% rates of stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price. This table does not take into account any appreciation in the price of the Common Stock to date.

(3) In July 1996, as a result of a broad decline in the fair market value of the Company's common stock, the Compensation Committee determined that it was in the best interests of the Company to offer to all current option holders, including executive officers whom the Committee considered separately, the opportunity to exchange outstanding options with an exercise price above the then current price for options with an exercise price equal to the then current fair market value. For details concerning the repricings of options see "REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION -- Repricing of Stock Options Following the End of Fiscal 1996."

OPTION EXERCISES AND FISCAL 1996 YEAR-END VALUES

         The following table provides the specified information concerning exercises of options to purchase the Company's Common Stock in the fiscal year ended May 31, 1996, and unexercised options held as of May 31, 1995 by the Named Executive Officers:

                           AGGREGATED OPTION EXERCISES
                        AND FISCAL YEAR-END OPTION VALUES

                                                                                                 VALUE OF
                                                              NUMBER OF SECURITIES              UNEXERCISED
                                                                   UNDERLYING                  IN-THE-MONEY
                                SHARES                         UNEXERCISED OPTIONS              OPTIONS AT
                               ACQUIRED                          AT 05/31/96(2)                 05/31/96(3)
                                                                                           --------------------
                                  ON           VALUE
                               EXERCISE     REALIZED(1)       VESTED      UNVESTED         VESTED      UNVESTED
                               --------     -----------       ------      --------         ------      --------
Philippe F. Courtot.......           --            --             14            86         $   365   $    2,240
                                                               3,208        18,792          83,568      489,532

Donald C. McCauley........       60,000      $105,000             14            86             382        2,344
                                                               3,125        46,875          14,063      210,938

Anthony J. Bettencourt....       10,416       327,185          1,042        38,542          38,815    1,435,690
                                                                  14            86             382        2,344
                                                                3125        46,875          14,063      210,938

Christopher Helgeson......      100,000       140,000             14            86             382        2,344
                                                               3,125        46,875          14,063      210,938

Former Officers:

Susan P. Barsamian (4)....       45,000        83,107              0             0               0            0

John W. Lehman............       14,100       416,275              0             0               0            0

- ------------------------

(1) "Value Realized" represents the fair market value of the underlying securities on the exercise date minus the aggregate exercise price of such options.

(2) These options are immediately exercisable in full at the date of grant, but shares purchased on exercise of unvested options are subject to a repurchase right in favor of the Company which lapses ratably over four years and entitles the Company to repurchase unvested shares at the original issuance price.

(3) Calculated on the basis of the fair market value of the underlying securities as of May 31, 1996 of $39.25 per share, the last trading day of fiscal 1996, as reported by the Nasdaq National Market, minus the aggregate exercise price.

(4) Does not include 35,000 shares repurchased by the Company at the original purchase price on February 6, 1996 pursuant to the terms of Ms. Barsamian's separation agreement.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

         Steven M. Krausz and Charles P. Waite, Jr. served as members of the Board of Directors' Compensation Committee (the "Committee") during the fiscal year end May 31, 1996. The Board of Directors of the Company, of which Philippe
F. Courtot, Chairman of the Board and Chief Executive of the Company, was and is a member, fulfilled all functions of the Compensation Committee with regard to compensation of the executive officers of the Company in fiscal 1996 prior to the creation of the Committee in June 1995.

         In August 1995, the Company sold shares of Series H Preferred Stock convertible into 435,582 shares of Common Stock at a price per share of $7.50 to a group of investors including Adobe Systems Incorporated and entities affiliated with Olympic Venture Partners ("Olympic"). Adobe and Olympic purchased Series H Preferred Stock convertible into 23,120 and 77,916 shares, respectively, for an aggregate purchase price of $173,400 and $584,370, respectively.

         Stephen A. MacDonald, a director of the Company, is a former Vice President and Chief Operating Officer of Adobe. Charles P. Waite, Jr., a director of the Company and a member of the Compensation Committee of the Board of Directors, is a general partner of Olympic.

         Certain of the officers and directors and their affiliates and certain other holders of the Company's Preferred Stock are entitled to registration rights with respect to the Common Stock issued or issuable upon conversion thereof.

         The Company has entered into indemnification agreements with its directors and officers. Such agreements require the Company to indemnify such individuals to the fullest extent permitted by law.

         See " -- Certain Relationships and Related Transactions;" "Employment Agreements and Termination and Change of Control Arrangements."

EMPLOYMENT AGREEMENTS AND TERMINATION AND CHANGE OF CONTROL ARRANGEMENTS

         The Option Plan provides that, in the event of (i) a sale or exchange by the stockholders of all or substantially all of the Company's voting stock or certain mergers or consolidations to which the Company is a party in which the stockholders of the Company do not retain beneficial ownership of at least a majority of the voting stock of the Company or its successor, (ii) the sale, exchange or transfer of all or substantially all of the assets of the Company other than to one or more subsidiary corporations, or (iii) liquidation or dissolution of the Company, the Board of Directors of the Company may provide for the acquiring or successor corporation to assume or substitute new options for the options outstanding under the Option Plan. To the extent that the options outstanding under the Option Plan are not assumed, substituted for, or exercised prior to such event, they will terminate.

         In July 1993, the Company entered into an employment agreement with Philippe F. Courtot, the Company's President and Chief Executive Officer. Under the agreement, Mr. Courtot receives an annual base salary of $225,000, subject to annual review by the Board of Directors and adjustment based upon various factors, including Mr. Courtot's performance and the Company's profitability.

DIRECTOR COMPENSATION

         Directors do not receive any cash compensation for their services as members of the Board of Directors, although they are reimbursed for their expenses in attending Board and committee meetings. In addition, all directors who are not members of management will receive stock options to purchase 5,000 shares of Common Stock pursuant to the 1995 Outside Directors Stock Option Plan upon the date of each annual stockholders' meeting.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In June 1995, in connection with the purchase of Common Stock upon exercise of stock options granted to Philip C. Nelson, the Company's Chief Technology Officer, under the Option Plan, the Company loaned to Mr. Nelson $127,000 at an interest rate of 6.83% pursuant to a full recourse promissory note due on the earlier of (i) June 22, 1999 or (ii) the date Mr. Nelson's employment with the Company is terminated. The loan is secured by 123,971 shares of Common Stock. Mr. Nelson was elected the Company's Chief Technology Officer in August 1996.

         In July 1995, in connection with the purchase of Common Stock upon the exercise of a stock option granted to Donald C. McCauley under the Option Plan, the Company loaned to Mr. McCauley $62,000 at an interest rate of 6.28% pursuant to a full recourse promissory note due on the earlier of (i) July 28, 1999 or
(ii) the date Mr. McCauley's employment with the Company is terminated. The loan is secured by 60,000 shares of Common Stock.

         See " -- Compensation Committee Interlocks and Insider Participation in Compensation Decisions."

CHANGES TO BENEFIT PLANS

         On July 12, 1996, the Board of Directors amended the Option Plan, subject to stockholder approval, to increase the shares reserved for issuance under the Option Plan. Since this amendment, Messrs. Courtot, McCauley, Bettencourt, Helgeson and Lehman and Ms. Barsamian have not received any stock option grants; all current executive officers as a group (5 persons) received stock option grants for 25,000 shares and all employees other than current executive officers received stock option grants for 230,000 shares. Mr. Helgeson's and Mr. Bettencourt's grants represented 8.7% and 5.8%, respectively, of the options granted under the Option plan in fiscal 1996; no other employee received more than 5% of the options granted under the Option Plan in fiscal 1996. Non-employee directors are not eligible to participate in the Option Plan.

         The Board of Directors has amended the 1995 Employee Stock Purchase Plan (the "Purchase Plan"), subject to stockholder approval, to increase the shares reserved for issuance under the Purchase Plan. Since this amendment, no shares have been purchased under the Purchase Plan. Non-employee directors are not eligible to participate in the Purchase Plan. No employee purchased more than 5% of the total stock purchased under the Purchase Plan.

         The following table sets forth stock options received under the Option Plan and shares acquired under the Purchase Plan during the fiscal year ended May 31, 1996, by (1) the Named Executive Officers; (2) all current executive officers as a group; (3) all current directors who are not executive officers as a group; and (4) all employees, including all officers who are not executive officers, as a group. Grants under the Option Plan are made at the discretion of the Board of Directors, and purchases of stock under the Purchase Plan are made at the discretion of the participants. Accordingly, future grants under the Option Plan and future purchases under the Purchase Plan are not yet determinable.

                                NEW PLAN BENEFITS


                                                      Verity, Inc. 1995                Verity, Inc. 1995
                                                     Stock Option Plan(1)            Stock Purchase Plan(2)
                                                     -----------------               -------------------

                       Name and                  Exercise Price     Number of      Purchase Price   Number of
                  Principal Position                Per Share         Shares          Per Share       Shares
                  ------------------                ---------         ------          ---------       ------
Philippe F. Courtot............................       $13.20           22,100               --             0
President and Chief Executive Officer

Donald C. McCauley.............................        12.00              100           $10.20         1,323
Vice President and Chief Financial Officer             34.75           50,000

Anthony J. Bettencourt.........................         2.00           50,000            10.20         2,450
Vice President, Sales                                  12.00              100
                                                       34.75           50,000

Christopher Helgeson(3)........................         1.50          100,000            10.20         1,568
                                                       12.00              100
                                                       34.75           50,000

Susan P. Barsamian (4).........................         1.50            5,000               --             0
                                                       12.00              100

John W. Lehman(5)..............................        12.00              100            10.20         1,346

All Executive Officers as a Group..............    2.00 - 34.75       247,400            10.20         4,998
(5 persons)

All Outside Directors as a Group...............              --             0               --             0
(3 persons)

All Non-Executive Officer Employees as a           1.50 - 34.75     1,062,770            10.20        73,904
Group

- ----------------------

(1) Only employees, employee directors and independent contractors of, and consultants to, the Company are eligible to participate in the Option Plan.

(2) Only employees and employee directors of the Company are eligible to participate in the Purchase Plan.

(3) Mr. Helgeson was Vice President, Research and Development, of the Company during the fiscal year ended May 31, 1996; he is no longer an employee of the Company.

(4) Ms. Barsamian was Vice President, Marketing, of the Company until February 1996; she is no longer an employee of the Company.

(5) Mr. Lehman was Vice President, International Operations, of the Company until April 1996; he is no longer an employee of the Company.

                      REPORT OF THE COMPENSATION COMMITTEE
                            ON EXECUTIVE COMPENSATION

         The Compensation Committee (the "Committee") is comprised of two non-employee directors of the Board of Directors, Messrs. Krausz and Waite. The Committee is responsible for setting and administering policies governing compensation of executive officers. For all executive officers, the Committee reviews the performance and compensation levels for executive officers, sets salary and bonus levels and makes option grants under the Company's 1995 Stock Option Plan. The goals of the Company's executive officer compensation policies are to attract, retain and reward executive officers who contribute to the Company's success, to align executive officer compensation with the Company's performance and to motivate executive officers to achieve the Company's business objectives. The Board of Directors of the Company, of which Philippe F. Courtot, Chairman of the Board and Chief Executive of the Company, was and is a member, fulfilled all functions of the Compensation Committee with regard to compensation of the executive officers of the Company in fiscal 1996 prior to the formation of the Committee in June 1995.

         Commencing with the 1997 fiscal year compensation setting process, the Committee will review compensation surveys and other data to enable the Committee to compare the Company's compensation package with that of similar-sized high technology companies in the Company's geographical area.

         SALARY AND BONUSES. In fiscal 1996, the Company hired three executive officers whose salaries and bonuses were determined based upon negotiations between the individual executive officers and the Company. At the end of fiscal 1995, the Company hired an executive officer whose salary and bonus were also determined based upon negotiations between the executive officer and the Company. Bonuses awarded in fiscal 1996 to three of the Company's executive officers in the areas of sales and marketing were based upon the achievement of certain overall sales goals and certain territorial sales goals by the Company. The salaries and services of these four executive officers and two other executive officers who are no longer employees of the Company were not reviewed again in fiscal 1996. With input from Mr. Courtot, the Committee may adjust the salary and bonus arrangements of individual executive officers based upon performance and responsibilities, in light of surveys of compensation paid to executive officers of similar-sized high technology companies in the Company's geographical area.

         STOCK OPTIONS. The Committee strongly believes that equity ownership by executive officers provides incentives to build stockholder value and align the interests of executive officers with the stockholders. The size of an initial option grant to an executive officer has generally been determined with reference to similar-sized high technology companies in the Company's geographical area for similar positions, the responsibilities and future contributions of the executive officer, as well as recruitment considerations. In this regard, during 1996 options were granted to three executive officers, after negotiation with each such executive officer upon such executive officer commencing employment with the Company. During 1996, additional options were also granted to four executive officers based upon the favorable financial performance of the Company, the achievement of certain sales goals and the assumption of additional responsibilities by each executive officer. The Company also granted options to purchase 100 shares of Common Stock to all employees, including executive officers, upon the completion of the Company's initial public offering.

         DEDUCTIBILITY OF EXECUTIVE COMPENSATION. The Company has considered regulations of the Internal Revenue Service which restrict deductibility of executive compensation paid to each of the five most highly compensated executive officers at the end of any fiscal year to the extent such compensation exceeds $1,000,000 for any of such officers in any year and does not qualify for an exception under the statute or proposed regulations. The Compensation Committee concluded in March 1996 that it would be advisable to establish certain restrictions on the granting of options under the Option Plan to assist in the qualification of compensation recognized in connection with the exercise of such options for an exemption; these restrictions were approved at the Special Meeting of Stockholders held on March 28, 1996. The Committee does not believe that other components of the Company's compensation will be likely to exceed $1,000,000 for any executive officer in the foreseeable future and therefore concluded that no further action with respect to qualifying such compensation for deductibility was necessary at this time. In the future, the Committee will continue to evaluate the advisability of qualifying its executive compensation for deductibility of such compensation. The Committee's policy is to qualify its executive compensation for deductibility under applicable tax laws as practicable.

CHIEF EXECUTIVE OFFICER COMPENSATION

         Mr. Courtot has served as the Company's Chief Executive Officer since August 1993. In July 1993, the Company entered into an employment agreement with Mr. Courtot which sets Mr. Courtot's salary at its current rate, subject to annual review by the Compensation Committee and adjustment based upon various factors, including Mr. Courtot's performance and the Company's profitability. In 1996, Mr. Courtot's salary was reviewed by the Board of Directors prior to the Company's public offering and no change was made in Mr. Courtot's salary. In October 1995, upon the Committee's recommendation, the Board of Directors granted Mr. Courtot options to purchase 22,000 shares of the Company's Common Stock based upon a review of his performance and his existing equity ownership. See " -- Employment Agreements and Termination and Change of Control Arrangements."

REPRICING OF STOCK OPTIONS FOLLOWING THE END OF FISCAL 1996

         In July 1996, the Compensation Committee considered the options held by the Company's executive officers and employees and the fact that a broad decline in the price of the Common Stock of the Company had resulted in a substantial number of stock options granted pursuant to the Option Plan having exercise prices well above the recent historical trading prices for the Common Stock. The Committee was advised by management that management believed that key employee turnover was likely to increase in part because the Company's total compensation package for long-term employees, which included substantial options with exercise prices well above the current trading price, was less attractive than compensation offered by other companies in the same geographic location. This is because options granted to new hires at other companies would likely be granted at current trading prices, providing more opportunity for appreciation than the Company's options.

         The Committee believed that the Company's success in the future would depend in large part on its ability to retain a number of its highly skilled technical, managerial and marketing personnel and the loss of key employees could have significant adverse impact on the Company's business. The Committee also believed that unless an adjustment was made in option prices, existing employees holding options would perceive a substantial inequity in comparison to new employees granted stock options with exercise prices set at the current, lower fair market value of the Company's Common Stock and that employee morale would suffer as a consequence. The Committee concluded that it was important and cost-effective to provide equity incentives to employees and executive officers of the Company to improve the Company's performance and the value of the Company for its stockholders. The Committee considered granting new options selectively to current key employees at fair market value, but recognized that the size of the option grants required to offset the decline in market price would result in significant additional dilution to stockholders. The Committee recognized that an exchange of existing options with exercise prices higher than fair market value for options at fair market value would provide additional incentives to employees because of the increased potential for appreciation. The Committee also recognized that the new options could require completion of an extension of the options vesting schedule for up to three months providing optionees participating in the exchange with an added incentive to remain with the Company. Considering these factors, the Committee determined that it was in the best interests of the Company and its stockholders to restore the incentives for employees and executive officers to remain as employees of the Company and to exert their maximum efforts on behalf of the Company by granting replacement stock options under the Option Plan for those options with exercise prices above recent trading prices, with restarted vesting and exercise prices equal to $19.50, the closing sale price of the Company's Common Stock preceding the Committee's approval of the repricing. The replacement options are subject to termination if the optionee fails to agree within a reasonable period to the cancellation of the old options to be replaced.

         Accordingly, in July 1996, the Committee approved an offer to all employees of the Company, including executive officers whom the Committee considered separately, to exchange outstanding options with exercise prices above the then current trading price for options with an exercise price of $19.50 per share, with the schedule for such replacement options extended by up to three months. The Committee approved new vesting for the replacement options as follows: replacement options shall have a new vesting schedule commencing three months after the original commencement date, but commencing no later than July 12, 1996. All replacement options will terminate no later than ten (10) years from the date of grant, but will terminate earlier if the optionee fails to agree within a reasonable period to the cancellation of the old options to be replaced. Accordingly, optionees who participated in the exchange received a lower exercise price in exchange for forfeiting vesting under their old options. The offer to exchange options will be completed in August 1996; in total, options for 795,660 shares with exercise prices ranging from $34.75 per share to $38.00 per share may be exchanged for options for an equal number of shares at an exercise price of $19.50 per share, the closing price of the Company's Common Stock on July 12, 1996, the date of the Committee's approval of the repricing.


                                      COMPENSATION COMMITTEE


                                      Steven M. Krausz
                                      Charles P. Waite, Jr.

                        COMPARISON OF STOCKHOLDER RETURN

         Set forth below is a line graph comparing the annual percentage change in the cumulative total return on the Company's Common Stock with the cumulative total return of the Nasdaq Stock Market Index (U.S. companies only) and the Nasdaq Computer & Data Processing Stocks Index for the period commencing on October 6, 1995, the first day of trading following the date of the Company's initial public offering, and ending on May 31, 1996.

                      COMPARISON OF CUMULATIVE TOTAL RETURN
                   FROM OCTOBER 6, 1995 THROUGH MAY 31, 19961


                 VERITY, INC. NASDAQ STOCK MARKET - U.S. INDEX,
                 NASDAQ COMPUTER & DATA PROCESSING STOCKS INDEX

[LINE CHART]

                                                   October 6, 1995     May 31, 1996
                                                   ---------------     ------------
Verity, Inc.                                           $100.00            $327.08
Nasdaq Stock Market - U.S. Index                       $100.00            $123.75
Nasdaq Computer & Data Processing Stocks Index         $100.00            $131.80

- --------

(1) Assumes that $100.00 was invested on October 6, 1995 in the Company's Common Stock and each index. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

                                  PROPOSAL TWO

                            APPROVAL OF AMENDMENT TO
                       VERITY, INC. 1995 STOCK OPTION PLAN

         The Company established the Option Plan in August 1988. In June 1995, the Board of Directors amended and restated the Option Plan, extended its term and renamed the Option Plan the "Verity, Inc. 1995 Stock Option Plan." The purpose of the Option Plan is to provide an equity interest for employees, directors and consultants of the Company or any parent or subsidiary corporation of the Company, in order to give them a greater personal interest in the success of the business and to provide added incentive to continue and advance in their employment or service to the Company. As of May 31, 1996, 2,910,836 shares of Common Stock were reserved for issuance upon the exercise of outstanding options at a weighted average exercise price of $17.97 per share, with exercise prices ranging from $0.45 to $36.50, and 866,257 shares of Common Stock remained available for future option grants (excluding the 400,000 shares now proposed for stockholder approval), which equaled approximately 8.0% of the total number of shares of Common Stock outstanding.

PROPOSED AMENDMENTS TO THE OPTION PLAN

         The Board of Directors has amended the Option Plan, subject to stockholder approval, to increase the number of shares of Company Common Stock reserved under the Option Plan by 400,000 shares (the "Option Reserve Increase") so that the total number of shares available for future grants as of May 31, 1996 under the Option Plan would be 1,266,257. The Board of Directors has also approved amendments to the Option Plan which provide that (i) the Board may not decrease the exercise price of a stock option granted from the Option Reserve Increase, or grant a new option in substitution therefor, without stockholder approval; (ii) the maximum term of a stock option granted the from the Option Reserve Increase under the Option Plan will be eight years; and (iii) the exercise price of per share of any stock option granted under the Option Plan must equal at least the fair market value of a share of the Company's Common Stock on the date of grant of the stock option. In the future, the Board of Directors may approve further amendments to the Option Plan to eliminate provisions made unnecessary by, or to add provisions permitted by, Rule 16b-3 under the Securities Exchange Act of 1934, as recently amended by Securities and Exchange Commission Release No. 34-37260 ("New Rule 16b-3"). The Company must bring its plans under which officers and directors may acquire equity securities of the Company into compliance with New Rule 16b-3 on or before November 1, 1996. The stockholders are now being asked to approve the Option Reserve Increase at the Annual Meeting in order to make available sufficient shares for continued operation of the Option Plan.

         The Company seeks to attract, motivate and retain talented and enterprising employees by rewarding performance and encouraging behavior that will improve the Company's profitability. It believes that the Option Plan plays an important role in achieving these objectives by enabling the Company to provide broad employee equity interests in the Company. The Company believes that equity incentives provided by the Option Plan help align the interests of the employees with the interests of the Company's stockholders, and enhance the Company's ability to continue recruiting and retaining qualified officers, employees and consultants essential to the success of the Company. Management believes that the continued operation of the Option Plan necessitates an increase in the share reserve under the Option Plan.

SUMMARY OF THE PROVISIONS OF THE OPTION PLAN

         The following summary of the Option Plan, as amended, is qualified in its entirety by the specific language of the Option Plan, a copy of which is available to any stockholder upon request.

         General. The Option Plan provides for the grant of incentive stock options within the meaning of section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and nonstatutory stock options. As of May 31, 1996, options to purchase 847,595 shares of Common Stock granted pursuant to the Option Plan had been exercised, 2,910,836 shares of Common Stock were reserved for issuance upon the exercise of outstanding options, and 866,257 shares of Common Stock remained available for future grants.

         Shares Subject to Plan. Currently, a maximum of 2,910,836 of the authorized but unissued or reacquired shares of Common Stock of the Company may be issued upon the exercise of options granted pursuant to the Option Plan. The Board of Directors has amended the Option Plan, subject to stockholder approval, to increase by 400,000 the maximum number of shares of Common Stock issuable thereunder to an aggregate of 3,310,836.

         If the stockholders approve the 400,000 shares increase in the number of shares authorized for issuance under the Option Plan, 1,266,257 shares of Common Stock would be available for future option grants as of May 31, 1996, which equals approximately 11.7% of the total number of shares of Common Stock outstanding as of that date. The Option Plan imposes a limit under which no employee may receive in any fiscal year of the Company options to purchase in excess of 500,000 shares (the "Grant Limit"). The Grant Limit is intended to comply with Section 162(m) of the Code and the regulations thereunder in order to preserve the Company's ability to fully deduct any compensation expense related to options granted under the Option Plan. In the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification, or similar change in the capital structure of the Company, appropriate adjustments will be made to the shares subject to the Option Plan, to the Grant Limit and to outstanding options. To the extent any outstanding option under the Option Plan expires or terminates prior to exercise in full or if shares issued upon exercise of an option are repurchased by the Company, the shares of Common Stock for which such option is not exercised or the repurchased shares are returned to the Option Plan and become available for future grant.

         Administration. The Option Plan is administered by the Board of Directors or a duly appointed committee of the Board (hereinafter referred to as the "Board"). The Option Plan provides that with respect to the participation of individuals whose transactions in the Company's equity securities are subject to
Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act"), the Option Plan must be administered in compliance with the requirements of Rule 16b-3 under the Exchange Act. Subject to the provisions of the Option Plan, the Board determines the persons to whom options are to be granted, the number of shares to be covered by each option, whether an option is to be an incentive stock option or a nonstatutory stock option, the timing and terms of exercisability of each option or the vesting of shares acquired upon the exercise of an option, including the effect thereon of an optionee's termination of service, the exercise price of and the type of consideration to be paid to the Company upon the exercise of each option, the duration of each option, and all other terms and conditions of the options. The Option Plan authorizes the Board to amend, modify, extend, renew, or grant a new option in substitution for, any option, to waive any restrictions or conditions applicable to any option or any shares acquired upon the exercise thereof, and to accelerate, continue, extend or defer the exercisability of any option or the vesting of any shares acquired upon the exercise of an option, including with respect to the period following an optionee's termination of service with the Company. However, the Board may not decrease the exercise price of a stock option granted from the Option Reserve Increase, or grant a new option in substitution therefor having a lower exercise price without the approval of the stockholders of the Company. Subject to certain limitations, the Option Plan provides for indemnification by the Company of any director, officer or employee against all reasonable expenses, including attorneys' fees, incurred in connection with any legal action arising from such person's action or failure to act in administering the Option Plan. The Board will interpret the Option Plan and options granted thereunder, and all determinations of the Board will be final and binding on all persons having an interest in the Option Plan or any option.

         Eligibility. Generally, all employees, directors and consultants of the Company or of any present or future parent or subsidiary corporations of the Company are eligible to participate in the

Option Plan. However, the Option Plan provides that no director serving on a committee intended to administer the plan in compliance with Rule 16b-3 under the Exchange Act may be granted an option under the Option Plan. As of May 31, 1996, the Company had approximately 216 employees, including 5 executive officers and four directors. In addition, the Option Plan permits options to be granted to prospective employees and consultants in connection with written offers of employment or engagement. Any such options may not become exercisable prior to such individual's commencement of service. Any person eligible under the Option Plan may be granted a nonstatutory option. However, only employees may be granted incentive stock options.

         Terms and Conditions of Options. Each option granted under the Option Plan is evidenced by a written agreement between the Company and the optionee specifying the number of shares subject to the option and the other terms and conditions of the option, consistent with the requirements of the Option Plan. The exercise price per share of each option must equal at least the fair market value of a share of the Company's Common Stock on the date of grant. The exercise price of any incentive stock option granted to a person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company (a "Ten Percent Stockholder") must be at least 110% of the fair market value of a share of the Company's Common Stock on the date of grant. The Board determines the fair market value of the Company's Common Stock in its sole discretion.

         The option exercise price may be paid in cash, by check, or in cash equivalent, by tender of shares of the Company's Common Stock owned by the optionee having a fair market value not less than the exercise price, by the assignment of the proceeds of a sale or loan with respect to some or all of the shares of Common Stock being acquired upon the exercise of the option, by means of a promissory note, by any other lawful consideration approved by the Board, or by any combination of these. The Board may nevertheless restrict the forms of payment permitted in connection with any option grant.

         Options granted under the Option Plan become exercisable and vested at such times and subject to such conditions as specified by the Board. Generally, options granted under the Option Plan are exercisable on and after the date of grant, subject to the right of the Company to reacquire at the optionee's exercise price any unvested shares held by the optionee upon termination of employment or service with the Company or if the optionee attempts to transfer any unvested shares. Shares subject to options generally vest in installments subject to the optionee's continued employment or service. The maximum term of an incentive stock option or nonstatutory stock option granted from the Option Reserve Increase under the Option Plan is eight years unless the incentive stock option is granted to a Ten Percent Stockholder, in which case the maximum term is five years. The maximum term of any other incentive stock option granted under the Option Plan is ten years unless granted to a Ten Percent Stockholder, in which case the maximum term is five years. Consistent with the Code, the Option Plan does not limit the term of any nonstatutory stock option not granted from the Option Reserve Increase. Options are nontransferable by the optionee other than by will or by the laws of descent and distribution, and are exercisable during the optionee's lifetime only by the optionee.

         Transfer of Control. The Option Plan provides that, in the event of (i) a sale or exchange by the shareholders of more than 50% of the Company's voting stock, (ii) a merger or consolidation in which the Company is a party, (iii) the sale, exchange or transfer of all or substantially all of the assets of the Company, or (iv) a liquidation or dissolution of the Company wherein, upon any such event, the stockholders of the Company immediately before such event do not retain direct or indirect beneficial ownership of more than 50% of the total combined voting power of the voting stock of the Company, its successor, or the corporation to which the assets of the Company were transferred (a "Transfer of Control"), the acquiring or successor corporation may assume the Company's rights and obligations under outstanding options or substitute substantially equivalent options for such corporation's stock.

To the extent that the options outstanding under the Option Plan are not assumed, substituted for, or exercised prior to the Transfer of Control, they will terminate.

         Termination or Amendment. The Option Plan will continue in effect until the earlier of its termination by the Board or the date on which all shares available for issuance under the Option Plan have been issued and all restrictions on such shares under the terms of the Plan and the option agreements have lapsed, provided that all incentive stock options must be granted prior to July 19, 2006, the date on which the Board approved the amendment of the Option Plan. The Board may terminate or amend the Option Plan at any time, but, without stockholder approval, the Board may not amend the Option Plan to increase the total number of shares of Common Stock issuable thereunder, change the class of persons eligible to receive incentive stock options, or expand the class of persons eligible to receive nonstatutory stock options. No amendment may adversely affect an outstanding option without the consent of the optionee, unless the amendment is required to preserve the option's status as an incentive stock option or is necessary to comply with any applicable law.

SUMMARY OF UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE OPTION PLAN.

         The following summary is intended only as a general guide as to the United States federal income tax consequences under current law of participation in the Option Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

         Incentive Stock Options. An optionee recognizes no taxable income for regular income tax purposes as the result of the grant or exercise of an incentive stock option qualifying under section 422 of the Code. Optionees who do not dispose of their shares for two years following the date the option was granted nor within one year following the exercise of the option will normally recognize a long-term capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionee satisfies such holding periods upon a sale of the shares, the Company will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares within two years after the date of grant or within one year from the date of exercise (a "disqualifying disposition"), the difference between the fair market value of the shares on the determination date (see discussion under "Nonstatutory Stock Options" below) and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. A capital gain or loss will be long-term if the optionee's holding period is more than 12 months. Any ordinary income recognized by the optionee upon the disqualifying disposition of the shares generally should be deductible by the Company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder.

         The difference between the option exercise price and the fair market value of the shares on the determination date of an incentive stock option (see discussion under "Nonstatutory Stock Options" below) is an adjustment in computing the optionee's alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

         Nonstatutory Stock Options. Options not designated or qualifying as incentive stock options will be nonstatutory stock options. Nonstatutory stock options have no special tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonstatutory stock option, the optionee normally recognizes ordinary income in the amount of the difference between the option exercise price and the fair market value of the shares on the determination date (as defined below). If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The "determination date" is the date on which the option is exercised unless the shares are subject to a substantial risk of forfeiture and are not transferable, in which case the determination date is the earlier of (i) the date on which the shares are transferable or (ii) the date on which the shares are not subject to a substantial risk of forfeiture. If the determination date is after the exercise date, the optionee may elect, pursuant to Section 83(b) of the Code, to have the exercise date be the determination date by filing an election with the Internal Revenue Service not later than 30 days after the date the option is exercised. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss. A capital gain or loss will be long-term if the optionee's holding period is more than 12 months. No tax deduction is available to the Company with respect to the grant of a nonstatutory option or the sale of the stock acquired pursuant to such grant. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a nonstatutory option, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder.

ADDITIONAL INFORMATION.

         On February 6, 1996, the Board of Directors of the Company adopted the Verity, Inc. 1996 Nonstatutory Stock Option Plan (the "1996 Plan"). Pursuant to the 1996 Plan, the Board of Directors has the power to grant nonstatutory stock options to employees, prospective employees, consultants and prospective consultants of the Company; provided, however, that no such grant may be made under the 1996 Plan to a person who is (i) a holder of 10% or more of the Company's stock or (ii) an executive officer or director of the Company. As of May 31, 1996, 300,000 shares of the Company's Common Stock were reserved for issuance under the 1996 Plan, and options to purchase an aggregate of 215,500 shares of the Company's Common Stock at weighted average exercise price of $34.90 per share were outstanding.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION.

         The affirmative vote of a majority of the shares of Common Stock represented in person or by proxy at the meeting and entitled to vote is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum at the Annual Meeting of Stockholders. Abstentions will have the same effect as a negative vote on this proposal. Broker non-votes will have no effect on the outcome of this vote.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF
       THIS PROPOSAL TO AMEND VERITY'S 1995 STOCK OPTION PLAN TO INCREASE
          THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE
                     THEREUNDER FROM 2,910,836 TO 3,310,836.

                                 PROPOSAL THREE

                            APPROVAL OF AMENDMENT TO
                 VERITY, INC. 1995 EMPLOYEE STOCK PURCHASE PLAN


         The Company established the 1995 Employee Stock Purchase Plan in June 1995. Management believes that the availability of an adequate number of shares under the Purchase Plan is an important factor in attracting and retaining qualified employees essential to the success of the Company. As of May 31, 1996, there were 168,000 shares available for issuance under the Purchase Plan. The Board of Directors has amended the Purchase Plan, subject to stockholder approval, to increase the maximum number of shares of the Common Stock of the Company issuable under the Purchase Plan from 250,000 shares to 500,000 shares. In the future, the Board of Directors may approve further amendments to the Purchase Plan to eliminate provisions made unnecessarily by, or to add provisions permitted by, New Rule 16b-3.

SUMMARY OF THE PROVISIONS OF THE PURCHASE PLAN.

         The following summary of the Purchase Plan, as amended, is qualified in its entirety by the specific language of the Purchase Plan, a copy of which is available to any stockholder upon request.

         General. The Purchase Plan is intended to qualify as an "employee stock purchase plan" under section 423 of the Code. Each participant in the Purchase Plan is granted at the beginning of each offering under the plan (an "Offering") the right to purchase through accumulated payroll deductions up to a number of shares of the Common Stock of the Company (a "Purchase Right") determined on the first day of the Offering. The Purchase Right is automatically exercised on the last day of each purchase period during the Offering unless the participant has withdrawn from participation in the Offering or in the Purchase Plan prior to such date.

         Shares Subject to Plan. Currently, a maximum of 250,000 of the Company's authorized but unissued or reacquired shares of Common Stock may be issued under the Purchase Plan, subject to appropriate adjustment in the event of a stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar change in the Company's capital structure or in the event of any merger, sale of assets or other reorganization of the Company. If any Purchase Right expires or terminates, the shares subject to the unexercised portion of such Purchase Right will again be available for issuance under the Purchase Plan. The Board of Directors has amended the Purchase Plan, subject to stockholder approval, to increase by 250,000 the maximum number of shares of Common Stock issuable thereunder to an aggregate of 500,000.

         Administration. The Purchase Plan is administered by the Board of Directors or a duly appointed committee of the Board (hereinafter referred to as the "Board"). Subject to the provisions of the Purchase Plan, the Board determines the terms and conditions of Purchase Rights granted under the plan. The Board will interpret the Purchase Plan and Purchase Rights granted thereunder, and all determinations of the Board will be final and binding on all persons having an interest in the Purchase Plan or any Purchase Rights.

         Eligibility. Any employee of the Company or of any present or future parent or subsidiary corporation of the Company designated by the Board for inclusion in the Purchase Plan is eligible to participate in an Offering under the plan so long as the employee is customarily employed for more than 20 hours per week and more than five months in any calendar year. However, no employee who owns or holds options to purchase, or as a result of participation in the Purchase Plan would own or hold options to purchase, five percent or more of the total combined voting power or value of all classes of stock of the Company or of any parent or subsidiary corporation of the Company is entitled to participate in the Purchase Plan.

         Offerings. Generally, each Offering of Common Stock under the Purchase Plan is for a period of 24 months (an "Offering Period"). Offering Periods will generally commence on or about April 1 and October 1 of each year (an "Offering Date"). However, the first Offering Period commenced on October 5, 1996 and ends on September 30, 1997. Generally, each Offering Period is comprised of four six-month "Purchase Periods" ending on or about the last days of March and September (a "Purchase Date"). The Board may establish a different term for one or more Offerings or different commencement or ending dates for any Offering Period or Purchase Period, provided that no Offering Period may exceed 27 months.

         Participation and Purchase of Shares. Participation in an Offering under the Purchase Plan is limited to eligible employees who authorize payroll deductions prior to the Offering Date. Payroll deductions may not exceed 20% (or such other rate as the Board determines) of an employee's compensation for any pay period during the Offering Period. Once an employee becomes a participant in the Purchase Plan, that employee will automatically participate in each successive Offering Period until such time as that employee withdraws from the Purchase Plan, becomes ineligible to participate in the Purchase Plan, or terminates employment.

         Subject to certain limitations, each participant in an Offering has a Purchase Right equal to the lesser of that number of whole shares determined by dividing $50,000 by the fair market value of a share of Common Stock on the Offering Date or 5,000 shares, provided that these dollar and share amounts will be prorated for any Offering Period that is less than 23 1/2 months in duration. No participant may purchase under the Purchase Plan shares of the Company's Common Stock having a fair market value exceeding $25,000 in any calendar year (measured by the fair market value of the Company's Common Stock on the first day of the Offering Period in which the shares are purchased).

         On each Purchase Date during an Offering Period, the Company issues to each participant in the Offering the number of shares of the Company's Common Stock determined by dividing the amount of payroll deductions accumulated for the participant during that Purchase Period by the purchase price, limited in any case by the number of shares subject to the participant's Purchase Right for that Offering. The price per share at which shares are sold at the end of a Purchase Period generally equals 85% of the lesser of the fair market value per share of the Company's Common Stock on the Offering Date or on the Purchase Date. The fair market value of the Common Stock on any relevant date generally will be the closing price per share on such date as reported on the Nasdaq National Market. Any payroll deductions under the Purchase Plan not applied to the purchase of shares will be returned to the participant, unless the amount remaining is less than the amount necessary to purchase a whole share of Common Stock, in which case the remaining amount may be applied to the next Purchase Period.

         A participant may withdraw from an Offering at any time without affecting his or her eligibility to participate in future Offerings. However, once a participant withdraws from an Offering, that participant may not again participate in the same Offering.

         Transfer of Control. The Purchase Plan provides that, in the event of
(i) a sale or exchange by the shareholders of more than 50% of the Company's voting stock, (ii) a merger or consolidation in which the Company is a party,
(iii) the sale, exchange or transfer of all or substantially all of the assets of the Company, or (iv) a liquidation or dissolution of the Company wherein, upon any such event, the shareholders of the Company immediately before such event do not retain direct or indirect beneficial ownership of more than 50% of the total combined voting power of the voting stock of the Company, its successor, or the corporation to which the assets of the Company were transferred (a "Transfer of Control"), the acquiring or successor corporation may assume the Company's rights and obligations under the Purchase Plan or substitute substantially equivalent Purchase Rights for such corporation's stock. If the acquiring or successor corporation elects not to assume or substitute for the outstanding Purchase Rights, the Board may adjust the last day of the current Purchase Period to a date on or before the date of the Transfer of Control. Any Purchase Rights that are not assumed, substituted for, or exercised prior to the Transfer of Control will terminate.

         Termination or Amendment. The Purchase Plan will continue until terminated by the Board or until all of the shares reserved for issuance under the plan have been issued. The Board may at any time amend or terminate the Purchase Plan, except that the approval of the Company's shareholders is required within twelve months of the adoption of any amendment increasing the number of shares authorized for issuance under the Purchase Plan, or changing the definition of the corporations which may be designated by the Board as corporations the employees of which may participate in the Purchase Plan.

 SUMMARY OF UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PURCHASE PLAN.

         The following summary is intended only as a general guide as to the United States federal income tax consequences under current law of participation in the Purchase Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

         Generally, there are no tax consequences to an employee of either becoming a participant in the Purchase Plan or purchasing shares under the Purchase Plan. The tax consequences of a disposition of shares vary depending on the period such stock is held before its disposition. If a participant disposes of shares within two years after the Offering Date or within one year after the Purchase Date on which the shares are acquired (a "disqualifying disposition"), the participant recognizes ordinary income in the year of disposition in an amount equal to the difference between the fair market value of the shares on the Purchase Date and the purchase price. Such income may be subject to withholding of tax. Any additional gain or resulting loss recognized by the participant from the disposition of the shares is a capital gain or loss. If the participant disposes of shares at least two years after the Offering Date and at least one year after the Purchase Date on which the shares are acquired, the participant recognizes ordinary income in the year of disposition in an amount equal to the lesser of (i) the difference between the fair market value of the shares on the date of disposition and the purchase price or (ii) 15% of the fair market value of the shares on the Offering Date. Any additional gain recognized by the participant on the disposition of the shares is a capital gain. If the fair market value of the shares on the date of disposition is less than the purchase price, there is no ordinary income, and the loss recognized is a capital loss. If the participant owns the shares at the time of the participant's death, the lesser of (i) the difference between the fair market value of the shares on the date of death and the purchase price or (ii) 15% of the fair market value of the shares on the Offering Date is recognized as ordinary income in the year of the participant's death.

         If the exercise of a Purchase Right does not constitute an exercise pursuant to an "employee stock purchase plan" under section 423 of the Code, the exercise of the Purchase Right will be treated as the exercise of a nonstatutory stock option. The participant would therefore recognize ordinary income on the Purchase Date equal to the excess of the fair market value of the shares acquired over the purchase price. Such income is subject to withholding of income and employment taxes. Any gain or loss recognized on a subsequent sale of the shares, as measured by the difference between the sale proceeds and the sum of (i) the purchase price for such shares and (ii) the amount of ordinary income recognized on the exercise of the Purchase Right, will be treated as a capital gain or loss, as the case may be.

         A capital gain or loss will be long-term if the participant holds the shares for more than 12 months and short-term if the participant holds the shares for 12 months or less. Both long-term and short-term capital gains are at present generally subject to the same tax rates as ordinary income, except that long-term capital gains are currently subject to a maximum tax rate of 28%.

         If the participant disposes of the shares in a disqualifying disposition the Company should be entitled to a deduction equal to the amount of ordinary income recognized by the participant as a result of the disposition, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder. In all other cases, no deduction is allowed the Company.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION.

         The affirmative vote of a majority of the shares of Common Stock represented in person or by proxy at the meeting and entitled to vote is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum at the Annual Meeting of Stockholders. Abstentions will have the same effect as a negative vote on this proposal.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THIS PROPOSAL TO AMEND VERITY'S 1995 EMPLOYEE STOCK PURCHASE PLAN TO INCREASE
          THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE
                       THEREUNDER FROM 250,000 TO 500,000.

                                  PROPOSAL FOUR
             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

         The Board of Directors of the Company has selected Coopers & Lybrand LLP as independent accountants to audit the financial statements of the Company for the year ending May 31, 1997. Coopers & Lybrand LLP has acted as the Company's independent auditors since the Company's inception. A representative of Coopers & Lybrand LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

         The affirmative vote of a majority of the votes cast at the Annual Meeting of Stockholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present and voting, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. Neither abstentions nor broker non-votes will have any effect on the outcome of this vote.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPOINTMENT OF COOPERS & LYBRAND LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR THE YEAR ENDING MAY 31, 1997.

                      STOCKHOLDER PROPOSALS TO BE PRESENTED
                             AT NEXT ANNUAL MEETING

         Proposals of stockholders intended to be presented at the next Annual Meeting of the Stockholders of the Company must be received by the Company at its offices at 894 Ross Avenue, Sunnyvale, California 94089, not later than April 17, 1997, and satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals to be included in the Company's proxy statement for that meeting.

                          TRANSACTION OF OTHER BUSINESS

         At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

                                     By Order of the Board of Directors



                                     /s/ Philippe F. Courtot
                                     Philippe F. Courtot
                                     Chairman of the Board and
                                     Chief Executive Officer


August 16, 1996

                                  VERITY, INC.

                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                      SOLICITED BY THE BOARD OF DIRECTORS

P
R
O              The undersigned hereby appoints Philippe F. Courtot and Donald
X    C. McCauley, and each of them, with full power of substitution to represent
Y    the undersigned and to vote all of the shares of stock in Verity, Inc.
     (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of said Company to be held at the Sheraton Four Points Hotel, 1100 N. Mathilda Avenue, Sunnyvale, California on Monday, September 16, 1996 at 11:00 a.m., Pacific Standard Time, and at any adjournment thereof (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Company's Proxy Statement, receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the meeting.


              THE SHARES REPRESENTED HEREBY SHALL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SUCH SHARES SHALL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4.


                                                              ----------------
         CONTINUED AND TO BE SIGNED ON REVERSE SIDE           |  SEE REVERSE |
                                                              |      SIDE    |
                                                               --------------

                                  DETACH HERE

     PLEASE MARK
/X/  VOTES AS IN
     THIS EXAMPLE

A vote FOR the following proposals is recommended by the Board of Directors:

1.  Election of Directors
    Nominees:  Steven M. Krause and Charles P. Waite, Jr.

                 FOR     WITHHOLD
                -----    --------
                 / /       / /
                                                      MARK HERE
    / /                                               FOR ADDRESS
       -----------------------------------            CHANGE AND   / /
   For both nominees except as noted above            NOTE BELOW

                                                        FOR    AGAINST  ABSTAIN
                                                      -------  -------  -------
2.  To approve an amendment to the 1995 Stock           / /      / /      / /
    Option Plan of the Company to increase the number of shares of Common Stock of the Company authorized for issuance thereunder from 2,910,836 shares to 3,310,836 shares.

                                                        FOR    AGAINST  ABSTAIN
                                                      -------  -------  -------
3.  To approve an amendment to the 1995 Employee       / /       / /      / /
    Stock Purchase Plan of the Company to increase the number of shares of Common Stock of the Company authorized for issuance thereunder from 250,000 shares to 500,000 shares.

                                                        FOR    AGAINST  ABSTAIN
                                                      -------  -------  -------
4.  To approve the selection of Coopers & Lybrand       / /      / /      / /
    L.L.P. as the Company's independent public accountants for the current fiscal year.

Even if you are planning to attend the meeting in person, you are urged to sign and mail the Proxy in the return envelope so that your stock may be represented at the meeting.

Sign exactly as your name(s) appears on your stock certificate. If shares of stock stand on record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the above Proxy. If shares of stock are held of record by a corporation, the Proxy should be executed by the President or Vice President and the Secretary or Assistant Secretary and the corporate seal should be aligned thereto. Executors or administrators or other fiduciaries who execute the above Proxy for a deceased stockholder should give their full title. Please date the Proxy.

Signature                 Date:         Signature:                 Date:
         ---------------       -------            ---------------       -------